Exhibit 10.3
PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by AVENUE ASSOCIATES LIMITED PARTNERSHIP, a District of Columbia limited partnership (“Seller”), and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“Purchaser”), as of February 22, 2011 (the “Effective Date”).
RECITALS:
A.Seller owns a fee simple interest in and to certain real property known as Market Square East and West located at 701 and 801 Pennsylvania Avenue, NW, Washington, District of Columbia, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Premises”).

B.The parties to this Agreement have agreed to the sale and purchase of the Property (as hereinafter defined), of which the Premises are a part, on terms and conditions more particularly set forth in this Agreement.

ARTICLE 1
PURCHASE AND SALE OF PROPERTY.

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of Seller's right, title and interest in and to the following described property (collectively, the “Property”):
1.0    Land. The Premises, together with all rights and appurtenances pertaining to the Premises, including, without limitation, all of Seller's right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon or thereunder, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all covenants, easements, privileges, and hereditaments pertaining thereto, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”).

1.1    Improvements. The office building (the “Building”) constructed on the Premises, together with all parking lots and parking structures and all other improvements and structures constructed on the Premises (collectively, the “Improvements”).

1.2    Personal Property. All of Seller's right, title and interest in and to (specifically excluding any fixtures or personal property owned by tenants under leases or licensees under licenses) the following: (i) mechanical systems, fixtures, machinery and equipment comprising a part of or attached to or located upon or within the Improvements; (ii) maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or at, the Improvements; (iii) site plans, surveys, plans and specifications, manuals and instruction materials, and floor plans in Seller's possession which relate to the Land or Improvements; (iv) pylons and other signs situated on or at the Land or Improvements; and (v)

other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements as of the date of Closing (as defined in Section 8.1 below) (collectively, the “Personal Property”).

1.3    Leases and Licenses. Seller's right, title and interest in (i) all leases with tenants leasing all or any portion of the Improvements (the “Leases”), and (ii) to the extent assignable, Seller's right, title and interest in all license agreements, occupancy agreements, and other similar agreements with licensees using any portion of the Improvements in effect as of the date of Closing (collectively, the “Licenses”), in each case to the extent the same are in effect as of the Closing Date, a current list of which is attached hereto as Schedule 1.4.

1.4    Security Deposits. Seller's right, title and interest in all security deposits held by Seller in connection with the Leases and Licenses and not applied pursuant to the terms thereof, a current list of which is attached hereto as Schedule 1.5.

1.5    Contracts. Subject to Section 6.1.3 hereof and to the extent assignable, Seller's right, title and interest in all contracts and other agreements related to the Land, Improvements, Personal Property, Leases or Licenses that will remain in existence after Closing, including, without limitation, contracts or agreements relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, utility services, or any equipment leases, but expressly excluding the existing Property Management Agreement and Exclusive Leasing Agreement (as such terms are defined in Section 6.1.3), which will be terminated effective as of the time of Closing (collectively, the “Contracts”), a current list of which is attached hereto as Schedule 1.6.

1.6    Permits. Seller's right, title and interest in all permits, licenses, certificates of occupancy, entitlements and governmental approvals which relate exclusively to the Land or Improvements, to the extent assignable (collectively, the “Permits”).

1.7    Intangibles. Seller's right, title and interest, if any, in all names, trade names, street numbers, marks, other symbols and general intangibles, which relate exclusively to the Land or the Improvements, to the extent assignable, other than any of the same that reference “Beacon,” “Beacon Capital” or similar (collectively, the “Intangibles”).

ARTICLE 2
PURCHASE PRICE AND DEPOSIT.

2.1    Purchase Price.

2.1.1    The aggregate purchase price for the Property (“Purchase Price”) shall be SIX HUNDRED FIFTEEN MILLION AND NO/100 DOLLARS ($615,000,000.00). The cash due at Closing from Purchaser on account of the Purchase Price shall be subject to adjustment as set forth in this Agreement. The Purchase Price shall be payable as follows:

2.1.2    Deposit. Within one (1) Business Day following the Effective Date and as a condition precedent to this Agreement being effective, Purchaser shall deliver to Commonwealth Land Title Insurance Company (the “Escrow Agent”), by federal funds wire transfer, a cash deposit in immediately available funds in the amount SEVENTY-FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00) (together with any interest accrued thereon, the “Deposit”). If Purchaser shall fail to deposit the Deposit with Escrow Agent within the time period provided for above, Seller may at any time prior to Escrow Agent's receipt of the Deposit, terminate this Agreement by written notice to Purchaser and Escrow Agent as its sole and exclusive remedy, in which case this Agreement shall be null and void ab initio, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for those which expressly survive the termination of this Agreement. Prior to Purchaser's making the Deposit, Seller, Purchaser and Escrow Agent shall enter into an escrow agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”). Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement and shall disburse the Deposit to Seller at Closing.

2.1.3    The balance of the Purchase Price due from Purchaser at Closing (after crediting the Deposit and after application of prorations and adjustments provided for in this Agreement) shall be paid by Purchaser to Escrow Agent by federal funds wire transfer in immediately available funds no later than 11:00 a.m. (Washington, D.C. time) on the Closing Date and disbursed to Seller at Closing in accordance with Section 8.3.2 hereof and the Escrow Agreement.

ARTICLE 3
TITLE AND SURVEY.

3.1    State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser free from all liens, encumbrances, encroachments and other exceptions to title except (i) those shown on Schedule B - Section II of the Commitment or the Survey (as such terms are defined in Section 3.2 below) and not required to be cured by Seller in accordance with this Article 3, (ii) the Leases and Licenses, (iii) matters caused by Purchaser or the activities of Purchaser or its agents, employees, consultants, contractors and representatives on the Property, (iv) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Property, including any so-called payments in lieu of taxes, in each case which are a lien but not yet due and payable, subject to proration in accordance with Section 8.5.4 below, and (v) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property (collectively, the “Permitted Exceptions”).

3.2    Title Commitment and Survey. Seller has provided to Purchaser a title insurance commitment with an effective date of January 5, 2011, revised February 3, 2011 (the “Commitment”) for an Owner's Policy of Title Insurance from Commonwealth Land Title Insurance Company (the “Title Company”), covering the Land, together with copies of all instruments reflected as exceptions set forth therein, as well as a copy of Seller's existing ALTA survey of the Land prepared by VIKA Incorporated and dated March 28, 2007, last revised January 11, 2011 (the “Survey”). With respect to any title or survey matters first arising after the Effective Date and on or prior to the Closing which materially and adversely affect the operation of the Property (a “Title Objection”), other than any of the Permitted Exceptions (to which Purchaser shall have no right to object), Purchaser shall have until the earlier of (i) five (5) Business Days after Purchaser's discovery of such Title Objection or (ii) the Closing Date to notify Seller in writing of Purchaser's objection thereto. In the event Purchaser shall timely notify Seller of any Title Objections, Seller shall have the right, but not the obligation, except for Monetary Liens (as hereinafter described), to cure such Title Objection(s) in its sole and absolute discretion. Within three (3) Business Days after receipt of Purchaser's notice of Title Objection(s), with the Closing automatically extended, if necessary, to allow for such response period, but in no event beyond the Designated Closing Date without Seller's approval, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such Title Objection(s). Failure of Seller to give such notice within said three (3) Business Day period shall be deemed an election by Seller not to cure such Title Objection(s). If Seller elects or is deemed to have elected not to cure any Title Objection(s) specified in Purchaser's notice, Purchaser shall have the following options, to be given by written notice to the Seller within two (2) Business Days after Purchaser's receipt of Seller's notice electing not to cure such objection(s) (or, if Seller fails to deliver such notice, within two (2) Business Days after the day on which Seller was required to deliver such notice): (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matters objected to by Purchaser which Seller has elected, or is deemed to have elected, not to cure (which such matter(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. In addition, if Seller fails prior to Closing to cure or satisfy any Title Objections(s) that Seller has elected, or is required hereunder, to cure or satisfy, then Purchaser may: (a) accept a conveyance of the Property subject to the Permitted Exceptions, specifically including such Title Objection(s) which Seller has failed to cure or satisfy (which such Title Objection(s) shall thereafter be deemed to be a Permitted Exception), without reduction of the Purchase Price, or (b) terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate, the Deposit shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for those matters which expressly survive termination of this Agreement. Notwithstanding the foregoing, any delinquent real property taxes, deeds of trust, mortgages and, to the extent arising out of the acts of Seller, mechanic's liens (specifically excluding liens created by, through or under tenants) (collectively, “Monetary Liens”), first discovered or disclosed after the Effective Date shall be automatically deemed unpermitted exceptions, and Seller shall cause all such Monetary Liens to be removed from record on or before the Closing Date. In addition, Seller, at Seller's sole cost and expense, shall be obligated to release and discharge of record, on or before the Closing Date, any Title Objection voluntarily created by Seller from and after the Effective Date in breach of this Agreement.

ARTICLE 4
PURCHASER'S DUE DILIGENCE AND ACKNOWLEDGEMENT.

4.1    Purchaser's Due Diligence. Seller has made available (at reasonable times and places or by providing Purchaser access to an online database) for Purchaser's review Seller's books and records relating to the Property, including, without limitation, maintenance records, environmental reports, records of income, taxes and expenses, Leases, Licenses, tenant files, Contracts, records of repairs and capital improvements, in all cases as available, but expressly excluding all documents and materials of a proprietary nature, such as internal valuation analysis, projections, software, marketing materials, and materials constituting the work product of Seller or its agents and attorneys (collectively, the “Property Information”).

4.1.1    Access. After the date hereof, Seller shall, upon reasonable notice and at reasonable times, make the Property available to Purchaser and its agents, employees, consultants and representatives for such inspections and tests as Purchaser deems appropriate, at Purchaser's sole cost and expense. Purchaser shall provide notice to Seller at least one (1) Business Day prior to any entry onto the Property by Purchaser or Purchaser's agents, employees, consultants or representatives. Seller shall have the right to have a representative present during all or any of Purchaser's inspections and tests. Purchaser will use reasonable efforts to minimize interference with Seller's operations at the Property and the rights of tenants of the Property. Purchaser shall not alter or disturb the Property in any manner and Purchaser shall not permit any mechanics' liens to be filed against all or any part of the Property. In the event

Purchaser discovers any matter during the course of its investigations and tests which may be reportable under applicable law, Purchaser acknowledges and agrees that it shall not undertake any such reporting (unless required by law), but shall notify Seller immediately of any such discovery. Seller's prior written consent shall be required prior to any interviews of any tenants of the Property by Purchaser or its agents, employees, consultants and representatives, and Seller shall have a right to have a representative present during all tenant interviews.

4.1.2    Indemnity. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and reasonable attorneys' fees suffered, incurred, or sustained by any of the Indemnified Parties caused by the entry on the Property by Purchaser or its agents, employees, consultants or representatives or by Purchaser's investigations of the Property (“Claims”) unless such Claims arise or are caused by Seller's gross negligence or willful misconduct. Purchaser will promptly repair all damage to the Property arising from Purchaser's inspections or tests, including any damage that may have been caused by Purchaser or its agents, employees, consultants or representatives in the conduct of the review, and shall promptly restore the Property substantially to its condition before such inspections and tests. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this Section 4.1.2 shall survive Closing or the earlier termination, for any reason, of this Agreement. Purchaser shall provide to Seller prior to its or its agents', employees', consultants' or representatives' entry on the Property certificates of liability insurance insuring Purchaser and Seller in an amount not less than Two Million Dollars ($2,000,000.00).

4.1.3    Purchaser Acknowledgement. Purchaser acknowledges that it has had the opportunity to perform a feasibility study of the Property, including, but not limited to, review and approval of the physical and environmental characteristics and condition of the Property and performance of marketing and feasibility studies, structural and engineering investigations, auditing of books and records of the Property, and financial analyses. Upon delivery of the Deposit required hereunder, Purchaser acknowledges that the Deposit shall be non-refundable to Purchaser except as expressly set forth herein.

4.2    As Is, Where Is.

4.2.1    Express Representations. Except as provided in the express representations and warranties of Seller set forth in Sections 5.1 and 11.1 of this Agreement and except as may be expressly set forth in the documents executed and delivered by Seller at Closing, and subject to the limitations of time and money set forth in Sections 5.4 and 10.2 herein (collectively, the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such representations and warranties are hereby disclaimed.

4.2.2    Disclaimed Matters. Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, building square footage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).

4.2.3    No person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except for the Express Representations. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller other than the Express Representations will be valid or binding on Seller.

PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES, IF ANY, FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE INDOOR AND OUTDOOR ENVIRONMENT AIR QUALITY, WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY FEDERAL, STATE, AND LOCAL ENVIRONMENTAL PROTECTION, POLLUTION, HEALTH AND SAFETY OR LAND USE LAWS, RULES, REGULATIONS, ORDINANCES, ORDERS, REQUIREMENTS OR COMMON LAW, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, THE FEDERAL WATER POLLUTION CONTROL ACT, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE SAFE DRINKING WATER ACT, AS AMENDED, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, THE OCCUPATIONAL SAFETY AND HEALTH ACT OF 1970, AS AMENDED, THE TOXIC SUBSTANCE CONTROL ACT, AS AMENDED, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING AND ANALOGOUS STATE STATUTES AND REGULATIONS; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC MATERIALS, SUBSTANCES OR WASTE AT, ON, UNDER, OR ADJACENT TO THE PROPERTY (SUBSECTIONS IX AND X HEREIN COLLECTIVELY REFERRED TO AS, “ENVIRONMENTAL MATTERS”); (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE PROPERTY INFORMATION, THE SURVEY OR THE COMMITMENT; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING, (XV) DEFICIENCY OF ANY

DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) ANY OTHER MATTER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO PURCHASER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, EXCEPT AS EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO RELY ON ANY REPORTS OR OTHER PROPERTY INFORMATION SUPPLIED BY SELLER TO PURCHASER, EXCEPT AS SET FORTH IN THE EXPRESS REPRESENTATIONS PURCHASER AGREES TO FULLY AND IRREVOCABLY RELEASE SELLER FROM ANY AND ALL CLAIMS THAT PURCHASER MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION, EXCEPT TO THE EXTENT ARISING OUT OF A BREACH BY SELLER OF A REPRESENTATION OR WARRANTY (SUBJECT TO THE LIMITATIONS OF TIME AND MONEY SET FORTH IN SECTIONS 5.4 AND 10.2 HEREIN) MADE IN THE EXPRESS REPRESENTATIONS. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON TO THE EXTENT NOT EXPRESSLY SET FORTH IN THE EXPRESS REPRESENTATIONS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. PURCHASER REPRESENTS, WARRANTS, AND COVENANTS TO SELLER, WHICH REPRESENTATION, WARRANTY, AND COVENANT TO SELLER SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE DEED, THAT, EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS, PURCHASER IS RELYING SOLELY UPON PURCHASER'S OWN INVESTIGATION OF THE PROPERTY.
BY INITIALING BELOW, PURCHASER ACKNOWLEDGES THAT (i) THIS SECTION 4.2 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) PURCHASER HAS HAD THE OPPORTUNITY TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) PURCHASER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 4.2.
/s/ ENM
PURCHASER'S INITIALS

4.2.4    Waiver. Without in any way limiting any provision of this Section 4.2, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 6.1 of this Agreement, Purchaser hereby waives, releases and discharges any claim it has, might have had, or may have against Seller with respect to (a) the Disclaimed Matters, (b) subject to Article 9 of this Agreement, the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any federal, state or local law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Property, including without limitation those pertaining to Environmental Matters, or (d) any other state of facts that exists with respect to the Property or any of the Property Information.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES.

5.1    Seller's Representations and Warranties. As a material inducement for Purchaser to enter into this Agreement, Seller represents to Purchaser, as of the Effective Date, as follows:

5.1.1    Organization. Seller is duly formed and validly existing under the laws of the jurisdiction of its organization and is qualified to transact business in the jurisdiction where the Property is located.

5.1.2    Authority/Consent. Seller possesses all requisite power and authority, and has taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated by this Agreement.

5.1.3    Litigation. Except as may be disclosed on Schedule 5.1.3 attached hereto, and except for any claims (such as slip and fall and similar claims) that are covered by Seller's insurance, to Seller's knowledge, no action, suit or other proceeding (including, but not limited to, any condemnation action) is pending or has been threatened in writing that concerns or involves the Property which would, if determined adversely to Seller, materially and adversely affect the use or value of the Property or affect Seller's ability to fulfill its obligations under this Agreement.

5.1.4    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller's knowledge, has been threatened in writing, against Seller.

5.1.5    Contracts. Except for the Contracts referenced on Schedule 1.6 and subject to Section 6.1.3 below, there are no contracts or agreements to which Seller is a party or by which it is bound relating to construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any equipment leases that are currently in effect and will be in effect after Closing.

5.1.6    Employees. Seller has no employees.

5.1.7    Leases.
(i)    Except for the Leases and Licenses referenced on Schedule 1.4 and leases, licenses, or other occupancy agreements which may be entered into by Seller pursuant to Section 6.1.1 hereof, there are no leases, rental agreements, license agreements or other occupancy agreements currently in effect which will affect the Property after Closing.
(ii)    The Leases and Licenses have not been amended except as set forth on Schedule 1.4.
(iii)     Each Lease and each License is in full force and effect.
(iv)    Seller has provided or will provide Purchaser with complete copies of all Leases, Licenses, including all amendments thereto in Seller's possession.
(v)    Except as may be described in Schedule 8.5.8 (i) attached hereto, all tenant improvement allowances currently due and payable by Seller as landlord or licensee under or in connection with the current terms of the Leases and Licenses have been paid in full.
(vi)    Attached hereto as Schedule 1.5 is a true and complete list of security deposits currently held by Seller, as landlord or licensor, under the Leases and Licenses.
(vii)    Except as may be described in Schedule 5.1.7(vii) attached hereto, there exists no monetary default by any tenant or licensee under any of the Leases or the Licenses after giving effect to any applicable grace or cure periods.
5.1.8    Violations of Law. Except as set forth on Schedule 5.1.9 or as may be included in the Property Information, Seller has not received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which violation remains unresolved and which violation would materially and adversely affect the Property or the operation thereof.

5.1.9    Environmental Reports. To Seller's knowledge, complete copies of all environmental/hazardous waste studies and reports relating to the Property which are in Seller's possession (collectively, the “Environmental Reports”) have been furnished to Purchaser other than non-material documents with respect to matters which have been remediated or otherwise closed out.

5.1.10    Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” (as those terms are defined in the Internal Revenue Code of 1986, as amended, and related Income Tax Regulations).

5.1.11    No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Seller or the Property is subject, or (ii) subject to the satisfaction of the condition set forth in Section 7.2.4 below, conflict with, result in a breach of, or constitute a default under the organizational documents of Seller or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Seller is a party or by which Seller or the Property is bound.

5.1.12    OFAC. Neither Seller nor, to Seller's knowledge, any of its equity owners nor any of their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”), (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to

Commit, or Support Terrorism) or other similar governmental action.

5.1.13    Knowledge. Jeffrey L. Kovach is the owner representative for the asset management of the Property and is the individual most likely to have actual knowledge relevant to Seller's representations herein.

5.1.14    Joinder. BCSP V U.S, Investments, L.P., a Delaware limited partnership and an affiliate of Seller, has joined in the execution of this Agreement for the purpose of evidencing its agreement to be bound by the provisions of this Section 5.1, subject to the limitations set forth in Sections 5.4 and 10.2 of this Agreement, and Sections 6.7 and 6.8 of this Agreement, all as otherwise set forth in the “Joinder”.

5.2    Purchaser's Representations and Warranties. As a material inducement for Seller to enter into this Agreement, Purchaser represents to Seller, as of the Effective Date, as follows:

5.2.1    Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and, as of the Closing Date, will be qualified to transact business in the jurisdiction where the Property is located.

5.2.2    Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and will, by Closing, have taken all actions required by its organizational documents and applicable law to consummate the transactions contemplated in this Agreement.

5.2.3    OFAC. Neither Purchaser nor any of its equity owners, nor to Purchaser's knowledge any of their respective employees, officers or directors, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

5.2.4    No Conflicts. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (i) violate any judgment, order, injunction, or decree to which Purchaser is subject, or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser or any lease, mortgage, loan agreement, covenant, or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

5.2.5    Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Purchaser's knowledge, has been threatened in writing, against Purchaser.

5.3    Knowledge. For purposes of this Agreement, the phrase “to Seller's knowledge” means the present, actual knowledge, without independent investigation or inquiry, of Jeffrey L. Kovach. There shall be no personal liability on the part of Jeffrey L. Kovach arising out of any representations or warranties made herein or otherwise. To the extent a Tenant Estoppel (defined in Section 6.5 below) is provided to Purchaser which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller's representations and warranties with respect to such information will thereafter be null and void and of no further force and effect and Purchaser shall rely on the information in such Tenant Estoppel.

5.4    Survival. All of the representations and warranties set forth in this Article 5 shall survive the Closing for a period of six (6) months (“Survival Period”), subject to the provisions of Article 10 of this Agreement. Purchaser shall provide Seller with written notice (a “Notice of Breach”) of any alleged breach or failure of any representation or warranty made by Seller and specifying the nature thereof within five (5) Business Days after Purchaser's discovery of such alleged breach or failure. Purchaser shall commence any action, suit, or proceeding with respect to any breach or failure that is the subject of the Notice of Breach, if at all, on or before the date that is thirty (30) days after the expiration of the Survival Period (the “Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit, or proceeding may not occur until after the expiration of the Survival Period and the Survival Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a representation or warranty of which Seller receives a Notice of Breach before the expiration of the Survival Period, provided Purchaser files an action, suit or proceeding with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing to the contrary, Seller shall have no liability in connection with this Agreement by reason of any inaccuracy of a representation or warranty if, and to the extent that, such inaccuracy is disclosed to Purchaser or otherwise included in the Property Information at the time of the Closing, and Purchaser elects, nevertheless, to consummate the transaction contemplated hereby.

ARTICLE 6
COVENANTS OF SELLER PRIOR TO CLOSING.

6.1    Operation of Property. From the Effective Date until the Closing, Seller shall operate the Property in accordance with the terms of this Section 6.1.

6.1.1    From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business and to the standard that Seller has operated the Property to date, but shall not take any of the following actions without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within three (3) Business Days: (a) make or permit to be made any material alterations to or upon the Property (provided, however, Purchaser's consent shall not be required for repairs or other work of an emergency nature, as required by law, or under any Lease, provided that Seller shall notify Purchaser of such work as soon as practicable), (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable without premium or penalty by Purchaser upon no more than thirty (30) days' prior written notice, or amend or modify any of the Contracts in any material respect, unless such Contract, as amended, may be terminated without premium or penalty by Purchaser upon no more than thirty (30) days' prior written notice, (c) enter into any leases, licenses, or other occupancy agreements with respect to the Property or any part thereof, or extend (except pursuant to a provision of the existing Lease or License, in which event Seller shall notify Purchaser within three (3) Business Days of such event), terminate or cancel (except in the event of a tenant default, in which event Seller shall notify Purchaser within three (3) Business Days of such event), or otherwise amend (except pursuant to a provision of the existing Lease or License, in which event Seller shall notify Purchaser within three (3) Business Days of such event) any of the Leases or Licenses, (d) remove or permit the removal from the Property of any fixtures, mechanical equipment, or any other item included in the Property except when replaced with items of equal or greater quality and value by Seller prior to Closing, and except for the use and consumption at the Property of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in each case in the ordinary course of business, (e) settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods prior to tax year 2011 (except that Purchaser may withhold its consent in the event such action would have a material adverse effect on the 2011 or any subsequent tax year), or (f) grant any easements or title encumbrances that will affect the Property after the Closing Date.

6.1.2    Notwithstanding the foregoing, Seller shall have no obligation to Purchaser to make or perform any capital repairs or replacements unless required to do so to meet its obligations as landlord under the Leases or by applicable law.

6.1.3    Not later than ten (10) Business Days prior to the Designated Closing Date, Purchaser may deliver a written notice to Seller setting forth which, if any, of the Contracts Purchaser has elected to have Seller terminate. Seller will deliver notices of termination at Closing terminating those Contracts that Seller is timely notified hereunder to terminate by Purchaser, provided that (i) such Contracts are terminable in accordance with their terms and (ii) Purchaser shall be responsible for, and shall indemnify Seller for, any termination penalties or fees. At Closing, Seller shall assign to Purchaser, to the extent assignable, and Purchaser shall assume, the Contracts pursuant to the Assignment and Assumption Agreement (as defined in Section 8.2.1.4). Notwithstanding anything contained herein to the contrary, Purchaser agrees that the Master Electric Energy Sales Agreement dated March 26, 2009, together with the Sales Confirmation between Seller and GDF Suez Energy Resources NA, Inc. (“Suez”) dated March 26, 2009 (collectively, the “Electric Supply Agreement”), shall be assigned by Seller to Purchaser subject to the approval of Suez, which approval Purchaser agrees to use reasonable good faith efforts to obtain; provided, however, if Purchaser does not satisfy Suez's assignment requirements, Seller shall terminate the Electric Supply Agreement and Purchaser shall pay for any termination fees or charges assessed to Seller in connection with such termination. If a termination fee is payable by Suez in connection with such termination, Seller shall be entitled to retain such fee. With respect to the Contracts with Macro Lease and IKON listed on Schedule 1.6, Seller and Purchaser shall cooperate to obtain the consents required for the assignment of each such Contract and, subject to receipt of such consents, Seller shall assign and Purchaser shall assume such Contracts. Seller agrees to cause the existing property management agreement between Seller and BCSP V DC Portfolio Property Management LLC (the “Property Management Agreement”) and the existing Exclusive Leasing Agreement (Office) between Seller and Cassidy Turley (the “Exclusive Leasing Agreement”) to be terminated effective as of the Closing Date, and, subject to Section 8.5.8 below, Purchaser shall not be responsible for any termination penalties or fees in connection therewith.

6.2    Notices. Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any governmental authority with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting the Property or any portion thereof; or (iii) any material violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices of default given or received by Seller under any of the Leases or Licenses.

6.3    Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing which is instituted after the Effective Date and which concerns or affects Seller or the Property, other than any such matters (such as slip and fall and similar claims) that are covered by Seller's insurance.

6.4    Insurance. Prior to Closing, Seller will maintain Seller's existing insurance coverage with respect to the Property.

6.5    Tenant Estoppels. Seller shall request from each of the tenants under a Lease an estoppel certificate in substantially the form of Exhibit C attached hereto, provided, however, if such tenant's Lease attaches or prescribes a form of, or content of, an estoppel certificate, such tenant may deliver an estoppel certificate conforming to such tenant's Lease (collectively, the “Tenant Estoppels”).

6.6    Tax Reduction Proceedings. Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Property or any portion thereof for real estate taxes or a refund of real estate taxes previously paid (a “Tax Certiorari Proceeding”) to the District of Columbia for any fiscal year, provided that with respect to the fiscal year in which the Closing occurs, Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within three (3) Business Days. Seller shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Property (i) for any fiscal period prior to the fiscal year in which the Closing shall occur without the prior consent of Purchaser (unless such action would have a material adverse effect on the 2011 or any subsequent tax year), and (ii) for the fiscal year in which the Closing shall occur, provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed (except that Purchaser may withhold its consent in the event such action would have a material adverse effect on the 2011 or any subsequent tax year) and which consent shall be deemed granted in the event that Purchaser fails to respond to a written request for its consent within three (3) Business Days. The amount of any tax refunds (net of attorneys' fees and other costs of obtaining such tax refunds) with respect to any portion of the Property for the tax year in which the Apportionment Time (as defined in Section 8.5.3 below) occurs shall be apportioned between Seller and Purchaser as of the Apportionment Time with a prior allocation of the portion thereof which must be returned to tenants pursuant to the terms of the Leases; Seller hereby agreeing to be responsible for the return of such refund to such tenants for the period up to and including the Apportionment Time and Purchaser having such obligation for the return of such refunds attributable to the period from and after the Closing Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Property for the tax year in which the Apportionment Time occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys' fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) days following receipt thereof. The provisions of this Section 6.6 shall survive the Closing.

6.7    Jacobson Lawsuit. Seller and Purchaser each acknowledge that Schedule 5.1.3 attached hereto discloses a lawsuit brought by Lorna Jacobson against Seller and certain of Seller's affiliates (the “Jacobson Lawsuit”) From and after Closing, as between Seller and Purchaser, Seller shall be solely responsible for the Jacobson Lawsuit and shall indemnify Purchaser with respect to any loss, cost or expense incurred by Purchaser in connection with the Jacobson Lawsuit. Seller shall be entitled to prosecute the Jacobson Lawsuit as deemed appropriate by Seller in Seller's sole judgement and shall be entitled to settle the Jacobson Lawsuit at any time as deemed appropriate by Seller in Seller's sole judgement. Notwithstanding anything to the contrary set forth in this Agreement, the indemnity set forth in this Section 6.7 shall survive Closing hereunder and shall not be subject to the limitations set forth in Sections 5.4 and 10.2 of this Agreement.

6.8    Fulbright Audits. Seller and Purchaser each acknowledge that the tenant estoppel delivered by Fulbright & Jawaorski L.L.P. dated January 26, 2011, referenced audits being conducted by such tenant with respect to the years 2006, 2007, 2008 and 2009, and also referenced a refund amount of $101,419.42 with respect to August 2006 (collectively, the “Fulbright Audits”). From and after Closing, as between Seller and Purchaser, Seller shall be solely responsible for the Fulbright Audits and shall indemnify Purchaser with respect to any loss, cost or expense incurred by Purchaser in connection with the Fulbright Audits. Seller shall be entitled to deal with the Fulbright Audits as deemed appropriate by Seller in Seller's sole judgement and shall be entitled to settle the Fulbright Audits, in whole or in part, at any time as deemed appropriate by Seller in Seller's sole judgement. Notwithstanding anything to the contrary set forth in this Agreement, the indemnity set forth in this Section 6.8 shall survive Closing hereunder and shall not be subject to the limitations set forth in Sections 5.4 and 10.2 of this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING.

7.1    Conditions Precedent to Purchaser's Obligation to Close. Purchaser's obligation to purchase the Property is subject to satisfaction on or before the Closing Date of the following conditions, any of which may be waived in writing by Purchaser in Purchaser's sole and absolute subjective discretion:

7.1.1    Title. A final examination of the title to the Land by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other matters approved or deemed approved by Purchaser in accordance with this Agreement, and Title Company shall be irrevocably committed to issue to Purchaser a standard ALTA title insurance policy insuring title to the Property in the amount of the Purchase Price, subject only to the Permitted Exceptions and such other matters so approved or deemed approved by Purchaser.

7.1.2    Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 8.2.1 of this Agreement

7.1.3    Covenants, Representations and Warranties. Seller shall not be in material breach of any of covenants, representations and warranties it has made in this Agreement. In addition, there shall not exist any facts or circumstances that would make any of the Seller's Express Representations untrue in any material respect as of the Closing Date. Notwithstanding the foregoing, if a change in circumstances occurs after the Effective Date which is not otherwise a breach or default by Seller under the terms of this Agreement and such change of circumstances requires a representation and warranty made by the Seller to be modified in order for such representation and warranty to be accurate as of Closing, then the representation and warranty shall be deemed remade as so modified, and Seller shall not be in breach of or in default under this Agreement by virtue of such change in circumstances or modification. Notwithstanding the foregoing, Purchaser acknowledges that certain tenants are currently conducting audits as permitted under the terms and conditions of each of their respective Leases (the “Tenant Audits”), and Purchaser acknowledges and agrees that Purchaser shall not be permitted to terminate this Agreement pursuant to any litigation claims that may arise as a result of the Tenant Audits, provided, however, that Seller, and not Purchaser, shall be responsible for any and all costs and payments that may be due as a result of such Tenant Audits (or litigation claims that arise as a result of the Tenant Audits) relating to any period prior to Closing.

7.2    Conditions Precedent to Seller's Obligation to Close. Seller's obligation to sell the Property is subject to satisfaction, on or before the Closing Date of the following conditions, any of which may be waived in writing by Seller, in Seller's sole and absolute subjective discretion:

7.2.1    Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.

7.2.2    Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date

7.2.3    Delivery of Closing Documents and Payment of Purchase Price. Purchaser shall have delivered each of the Closing Documents required to be delivered under Section 8.3.1 of this Agreement and shall have paid into escrow the balance due of the Purchase Price.

7.3    Failure of a Condition.

7.3.1    General. If any condition precedent to Purchaser's obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.1 of this Agreement, has not been satisfied on or before the Closing Date, then Purchaser shall give notice to Seller of the condition or conditions that Purchaser asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10) Business Day period, but in no event beyond the Designated Closing Date without Seller's approval), then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser's obligation to close, as set forth in Section 7.1 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving written notice thereof to the Purchaser and Escrow Agent within the initial ten (10) Business Day period referenced above. Purchaser shall have the right to waive the unsatisfied condition or conditions by written notice to Seller and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Seller's receipt of Purchaser's waiver notice. If the Closing Date is extended pursuant to this paragraph, then the Closing Date shall be the date that is the earlier to occur of five (5) Business Days after (a) the date that the unsatisfied condition has been satisfied, or (b) Seller's receipt of Purchaser's waiver notice. It is understood and agreed that the failure of any condition set forth in Section 7.1 hereof that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant, or other failure to perform by Seller hereunder unless such failed condition was caused by Seller's willful and intentional actions in violation of its covenants set forth in Section 6.1.1 hereof.

If any condition precedent to Seller's obligation to close the transactions contemplated by this Agreement, as set forth in Section 7.2 of this Agreement, has not been satisfied on or before the Closing Date, then Seller shall give notice to Purchaser of the condition or conditions that Seller asserts are not satisfied. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice (with the Closing Date automatically being extended to accommodate such ten (10)

Business Day period, but in no event beyond the Designated Closing Date without Seller's approval), then Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination) and the Deposit shall be returned to Purchaser (unless the applicable conditions are not satisfied due to a default by Purchaser under this Agreement, in which case the Deposit shall be paid to Seller). Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Seller's obligation to close, as set forth in Section 7.2 of this Agreement, are not satisfied within the ten (10) Business Day period specified above and the same, in Seller's reasonable judgment, are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving written notice thereof to Purchaser and Escrow Agent with in the initial ten (10) Business Day period referenced above. Seller shall have the right to waive the unsatisfied condition or conditions by written notice to Purchaser and Escrow Agent given within five (5) Business Days after expiration of the applicable satisfaction period without satisfaction having occurred, in which event the Closing Date shall be the date that is five (5) Business Days after Purchaser's receipt of Seller's waiver notice. Notwithstanding the foregoing or anything set forth herein to the contrary, in no event shall the Closing Date be extended with respect to Purchaser's failure to fund into escrow the balance of the Purchase Price due at Closing as required under this Agreement, unless expressly agreed by Seller in writing in Seller's sole and absolute discretion.
7.3.2    Waiver. If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions subject to the provisions of Sections 5.4 and 10.2 hereof.

ARTICLE 8
CLOSING.

8.1    Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) shall be conducted by disbursement of documents from and delivery of funds in escrow to Escrow Agent on the date which is fifteen (15) days following the Effective Date (the “Designated Closing Date); TIME BEING STRICTLY OF THE ESSENCE as to the date which is sixteen (16) days following the Effective Date. The date that the Closing occurs hereunder, as such date may be extended in accordance with this Agreement, is referred to herein as the “Closing Date”. Purchaser and Seller agree to finalize and execute all documents necessary for the consummation of the transaction contemplated herein, including, but not limited to, the Settlement Statement (as defined in Section 8.2.1.7), and to deliver all such documents to the Escrow Agent in escrow not later than 5:00 p.m. (Washington, D.C. time) on the Business Day immediately preceding the Closing Date (time being strictly of the essence as to Seller's and Purchaser's obligations to deliver all such documents) to ensure the orderly and timely close of escrow and disbursement of all funds necessary for Closing by not later than 1:00 P.M. (Washington, D.C. time) on the Closing Date. Notwithstanding the foregoing or anything herein to the contrary, in no event may the Closing Date be extended beyond the Designated Closing Date for any reason, unless pursuant to the exercise of a right of Seller hereunder or otherwise with the express written agreement of Seller, in Seller's sole and absolute discretion, TIME BEING STRICTLY OF THE ESSENCE.

8.2    Seller's Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

8.2.1    Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:

8.2.1.1    Deed substantially in the form of Exhibit D hereto (the “Deed”);

8.2.1.2    Bill of Sale, substantially in the form of Exhibit E hereto;

8.2.1.3    Assignment and Assumption Agreement with respect to the Leases and Licenses, substantially in the form of Exhibit F-1 hereto;

8.2.1.4    Assignment and Assumption Agreement with respect to the Contracts, substantially in the form of Exhibit F-2 hereto (the “Assignment and Assumption Agreement”);

8.2.1.5    Certificate of Non-Foreign Status, substantially in the form of Exhibit G hereto;

8.2.1.6    Letters to each tenant under the Leases and each licensee under the Licenses, substantially in the form of Exhibit H hereto, notifying tenants and licensees of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser's direction;

8.2.1.7    Settlement statement prepared by Escrow Agent showing all of the payments, adjustments and prorations provided for in Section 8.5 of this Agreement or otherwise agreed upon by Seller and Purchaser (the “Settlement Statement”);

8.2.1.8    Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property;

8.2.1.9    Subject to Section 7.1.4 of this Agreement, a certificate signed by Seller stating that each of Seller's representations and warranties contained in Section 5.1 of this Agreement is true and correct in all material respects, provided, however, that if any of the representations and warranties have changed since the Effective Date, then Seller shall revise the representations and warranties to conform to the changed circumstances and shall set forth such changed representations and warranties in such certificate;

8.2.1.10    An Owner's Affidavit in the form of Exhibit I attached hereto (the “Owner's Affidavit”). Seller shall also deliver to the Title Company and Purchaser such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the Deed and the other documents required to be executed by Seller on behalf of Seller;

8.2.1.11    Evidence of the termination of the Property Management Agreement and Exclusive Leasing Agreement effective as of the Closing Date and copies of notices of termination of such other Contracts as are to be terminated in accordance with Section 6.1.3; and

8.2.1.12    Such transfer documentation as may be necessary to transfer all tenant security deposits held by Seller under the Leases or Licenses in the form of a letter of credit (“Letters of Credit”) or any other non-cash form.

8.2.2    Original Property Information Documents. Seller will deliver to Purchaser, or make available to Purchaser at the Property, originals within Seller's possession of all Leases, Licenses, Contracts and Permits.

8.2.3    Keys. Seller will deliver to Purchaser all keys to the Improvements in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

8.2.4    Costs. Seller will pay all costs allocated to Seller pursuant to Section 8.5.1 of this Agreement.

8.3    Purchaser's Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:

8.3.1    Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:

8.3.1.1    Bill of Sale in the form of Exhibit E hereto;

8.3.1.2    Assignment and Assumption Agreement with respect to the Leases and Licenses in the form of Exhibit F-1 hereto;

8.3.1.3    Assignment and Assumption Agreement;

8.3.1.4    Settlement Statement;

8.3.1.5    Such transfer tax forms as may be required as a condition to the recordation of the Deed or as may be required in connection with the transfer of the Property;

8.3.1.6    Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser; and

8.3.1.7    A certificate signed by Purchaser stating that each of Purchaser's representations and warranties contained in Section 5.2 of this Agreement is true and correct in all material respects, provided, however, that if any of the representations and warranties have changed since the Effective Date, then Purchaser shall revise the representations and warranties to conform to the changed circumstances and shall set forth such changed representations and warranties in such certificate.

8.3.2    Payment of Consideration. Purchaser shall pay to Escrow Agent a sum equal to the remaining portion of the Purchase Price owed by Purchaser in accordance with Section 2.1.3 of this Agreement. As part of the Closing under this Agreement, in accordance with this Agreement and the Escrow Agreement, Escrow Agent shall disburse, via federal funds wire transfer of immediately available funds, to an account designated by Seller in a written notice to Escrow Agent delivered prior to the Closing Date, with such notice to contain all information necessary for Escrow Agent to effectuate such transfer, the amount due to Seller as shown on the Settlement Statement.

8.3.3    Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 8.5.1 of this Agreement.

8.4    Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with Escrow Agent and in accordance with this Agreement and the Escrow Agreement.

8.5    Costs and Adjustments at Closing. Seller shall prepare and submit to Purchaser for Purchaser's review, at least five (5) Business Days prior to the Closing Date, a draft proration statement setting forth the prorations and adjustments contemplated by this Agreement. Once Seller and Purchaser have agreed on such proration statement, and at least three (3) Business Days prior to the Closing Date, Seller and Purchaser shall submit the same to the Escrow Agent and the Escrow Agent shall prepare the Settlement Statement and submit the same to Seller and Purchaser for their approval at least two (2) Business Days prior to the Closing Date.

8.5.1    Transaction Expenses. Any closing or escrow fees of Escrow Agent shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Transfer taxes, recording taxes and the like shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. Seller shall pay (i) all costs and fees for Seller's representatives and consultants (except as set forth in this Section 8.5.1 below), and (ii) all fees and costs associated with delivering title to the Property in the condition required by Article 3 of this Agreement. Purchaser shall pay (or reimburse Seller for) (i) all costs and fees for title examination, title insurance and related title company charges (including all such costs and fees associated with the issuance of the Commitment and Lender's title insurance policy and any updates or endorsements thereto required by Lender), (ii) all costs associated with the Survey or any updates thereto ordered by either Seller or Purchaser or required by Lender, (iii) all costs associated with Purchaser's due diligence studies and investigations of the Property, (iv) all costs associated with Purchaser's financing of its purchase of the Property, including, without limitation, all recording fees and taxes and all Loan Fees and all Prepayment Costs (if applicable), and (v) all costs associated with any state and local recordation tax, documentary and other taxes and stamps, and any recording fees or mortgage taxes associated with any new mortgage or deed of trust related to Purchaser's financing of its purchase of the Property. Subject to Section 14.13 below, Seller and Purchaser shall each pay its respective attorneys' fees.

8.5.2    Security Deposits. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any cash security deposits actually received by Seller pursuant to the Leases and Licenses and not yet refunded to tenants or applied pursuant to the Leases and Licenses. With respect to any security deposits that are held in the form of Letters of Credit or any form other than cash, Seller shall deliver to Purchaser at the Closing the original Letters of Credit or other applicable documents together with such original transfer and assignment documentation as may be necessary to effect the transfer of each Letter of Credit or other non-cash security deposit, provided any transfer fees or other costs shall be borne by the Purchaser.

8.5.3    Rents. All rents, percentage rents, common area charges, operating expenses, real estate taxes, parking charges and other costs or charges paid by tenants under the Leases and licensees under the Licenses (collectively, “Rents”) shall be prorated as of the Apportionment Time (as defined below), to the extent actually collected by Seller prior to the Closing Date. All Rents received from tenants or licensees after Closing by Seller or Purchaser will first be applied to such charges as are then due for the month in which Closing occurs and prorated appropriately between the parties based on the Apportionment Time, and then to rents that became due and payable after Closing, and then, to those which were due and payable prior to Closing, in reverse order of maturity. From and after Closing, Purchaser shall use good faith and commercially reasonable efforts to collect from the tenants and licensees all Rents that are delinquent for the period prior to Closing. Purchaser shall remit to Seller any Rents received by Purchaser subsequent to Closing which are attributable to periods prior to Closing within ten (10) Business Days from Purchaser's receipt of such Rents, together with appropriate supporting documentation. Seller shall remit to Purchaser any Rents received by Seller subsequent to Closing which are attributable to periods from and after Closing within ten (10) Business Days from Seller's receipt of such Rents, together with appropriate supporting documentation. With respect to any Rents that are delinquent for the period prior to Closing, Seller shall have the right to pursue all rights and remedies against the applicable tenants or licensees to recover such delinquencies; provided, however, that Seller shall not be entitled to dispossess such tenants or licensees, disturb their possession of their leased premises or seek any involuntary bankruptcy of any tenant or licensee. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. Washington, D.C. time on the date immediately prior to the Closing Date.

8.5.4    Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs, and any vault charges will be prorated between Seller and Purchaser as of the Apportionment Time on the basis of actual bills therefor, if available, with such proration to be based on the applicable tax year rather than on the calendar year. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the applicable period. Any and all rebates or reductions in taxes received subsequent to Closing for the tax year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys' fees) and net of any amounts due to tenants, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time.

8.5.5    Utilities. Water, sewer, electric, fuel (if any) and other utility charges, other than those for which tenants under Leases or licensees under Licenses are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded by the applicable providers. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing.

8.5.6    Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Purchaser will effect its own insurance coverage.

8.5.7    Other Operating Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, maintenance, service charges, and license fees, will be prorated as of the Apportionment Time.

8.5.8    Tenant Improvement Allowances, Leasing Commissions and Free Rent. Purchaser shall receive credits against the Purchase Price at Closing equal to (i) the amount of outstanding tenant improvement allowances currently due and payable by Seller to tenants or licensees and shown as “Seller's Obligation” on Schedule 8.5.8(i) attached hereto, as such Schedule may be updated by Seller at Closing in accordance with Section 8.2.1.9 of this Agreement (but Purchaser shall not receive a credit with respect to any items shown on such schedule as “Purchaser's Obligation” or for any tenant improvement allowances due with respect to any Leases or Licenses entered into between the Effective Date and Closing); (ii) the amount of outstanding brokerage and leasing commissions currently due and payable by Seller to third parties and shown as “Seller's Obligation” on Schedule 8.5.8(ii) attached hereto, as such Schedule may be updated by Seller at Closing in accordance with Section 8.2.1.9 of this Agreement (but Purchaser shall not receive a credit with respect to any items shown on such schedule as “Purchaser's Obligation” or for any brokerage or leasing commissions due with respect to any Leases or Licenses entered into between the Effective Date and Closing); and (iii) a portion of the amount of “free rent” available to tenants under Leases and licensees under Licenses and shown on Schedule 8.5.8(iii) attached hereto which is attributable to the period from and after the Closing Date. If, prior to Closing, Seller pays any tenant improvement allowances or leasing commissions that are designated as “Purchaser's Obligation” on either Schedule 8.5.8(i) or Schedule 8.5.8(ii) referenced in clauses (i) and (ii) above, then Seller shall receive a credit at Closing equal to such amounts paid by Seller on Purchaser's behalf. Notwithstanding anything set forth herein to the contrary, the credit with respect to free rent referenced in clause (iii) above shall be subject to adjustment only based on Seller's and Purchaser's respective periods of ownership of the Property, and not with respect to amount or any other factor. From and after Closing, Purchaser shall be solely responsible for all tenant improvement allowances, all leasing commissions (including without limitation any brokerage or leasing commissions payable pursuant to the Exclusive Leasing Agreement), and all free rent associated with the Property, the Leases and/or the Licenses, as well as any leases or licenses entered into after Closing, and all costs and expenses associated therewith.

8.5.9    True-Up of Operating Expenses and Taxes. On or before December 15, 2011, Seller shall provide to Purchaser its general ledger of operating expenses and real estate taxes for the Property for the period January 1, 2011 to the Closing Date. On or before March 1, 2012, Purchaser shall provide to Seller the annual tenant reconciliation schedule with respect to operating expenses and real estate taxes for the Property for calendar year 2011, together with appropriate supporting documentation and also with the proration of such amounts between Seller and Purchaser based on the prorated amounts of operating expenses and real estate taxes paid by Seller and Purchaser for the 2011 calendar year. Such schedule and supporting documentation shall be subject to Seller's reasonable approval. Purchaser shall invoice the tenants under the Leases and the licensees under the Licenses for amounts owed in respect of such reconciliation promptly after Seller's approval of such schedule, but not before then. Seller shall remit to Purchaser any amount owed by Seller on account of such reconciliation within ten (10) Business Days of Seller's approval of such schedule. Purchaser shall use good faith and commercially reasonable efforts to collect from the tenants and licensees all amounts owed by such tenants and licensees on account of such reconciliation, and shall remit to Seller any such amounts received by Purchaser which are attributable to periods prior to Closing within ten (10) Business Days from Purchaser's receipt thereof.

8.5.10    Paul Bakery Egress Corridor. Seller is presently in the process of constructing an egress corridor for the premises demised to Paul Penn. The construction of such egress corridor is estimated to cost Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Corridor Construction Cost”). To the extent Seller has not completed the construction of such egress corridor by the Closing Date, Seller shall assign to Purchaser and Purchaser shall assume from Seller at Closing the contract(s) associated with the construction of such egress corridor (the “Corridor Contracts”) and Purchaser shall receive a credit at Closing against the Purchase Price in an amount equal to the Corridor Construction Cost less any amounts expended by Seller prior to Closing under the Corridor Contracts. From and after Closing, Purchaser shall be solely responsible for the construction of such egress corridor and the cost thereof

8.5.11    Credits with Respect to Certain Items. Certain matters referenced in tenant estoppel certificates shall be treated as follows: (i) the credit of $198,152.00 referenced on the tenant estoppel from Edison Electric Institute, Inc. dated February 4, 2011, shall be treated on the Settlement Statement as March 2011 rent; (ii) the Annual Real Estate Tax Recovery credit of $11,732.34 referenced on the tenant estoppel from Sanofi-Aventis U.S., Inc. dated February 8, 2011, reduced to the extent any portion of such amount has been applied to outstanding charges with respect to such tenant prior to Closing, shall be credited to Purchaser at Closing; and (iii) the outstanding credits of $12,399.54 and $2502.89 (aggregate amount of $14,902.43) with respect to overpayments of rent referenced on the tenant estoppel from United HealthCare Services, Inc. dated February 16, 2011, reduced to the extent any portion of such amount has been applied to outstanding charges with respect to such tenant prior to Closing, shall be credited to Purchaser at Closing.

8.5.12    Survival. The provisions of this Section 8.5 shall survive Closing for a period of twelve (12) months from the Closing Date; provided, however, that the provisions of Section 8.5.9 shall survive Closing for a period of eighteen (18) months from the Closing Date.

ARTICLE 9
DAMAGE AND CONDEMNATION

9.1    Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage. Risk of loss for damage to all or any part of the Property by fire or other casualty from the Effective Date through the Closing Date will be on Seller.

9.1.1    Minor Damage. If the cost for repairing such damage is equal to or less than Ten Million Dollars ($10,000,000.00) (as determined by Seller's independent insurer), then Purchaser shall have the right at Closing to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller's rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.

9.1.2    Major Damage. If the cost for repairing such damage is greater than Ten Million Dollars ($10,000,000.00) (as determined by Seller's independent insurer), then Purchaser shall have the option, exercisable by written notice delivered to Seller and Escrow Agent within five (5) Business Days after Seller's notice of damage to Purchaser, either (i) to receive a credit for the amount of the deductible plus all insurance proceeds received by Seller as a result of such loss, or an assignment of Seller's rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, the Deposit shall be promptly returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such five (5) Business Day period of Purchaser's intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (i), and Purchaser and Seller shall proceed to Closing in accordance with the terms and conditions of this Agreement.

9.2    Condemnation and Eminent Domain. If any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly upon obtaining knowledge thereof notify Purchaser thereof (“Taking Notice”). If the condemnation will not result in a material and adverse effect (as hereinafter defined) on the Property, the parties shall proceed to Closing, in which event Seller shall assign or pay to Purchaser at Closing all of

Seller's right, title, and interest in any award payable on account of the condemnation and/or pay to Purchaser all such awards previously paid. In the event that such condemnation will result in a material and adverse effect on the Property, Purchaser shall have the option, which shall be exercised by written notice to Seller and Escrow Agent within five (5) Business Days after its receipt of the Taking Notice, either (i) to terminate this Agreement and receive the prompt return of the Deposit, in which case the parties shall have no further rights or obligations under this Agreement (except for any obligations that expressly survive termination), or (ii) to consummate the purchase of the Property without a reduction of the Purchase Price, in which event Seller shall assign or pay to Purchaser at Closing all of Seller's right, title, and interest in any award payable on account of the condemnation proceeding and/or pay to Purchaser all such awards previously paid. For the purposes of this Section 9.2, “material and adverse effect” shall include, but not be limited to, any reduction in the amount of any of the rentable square footage of the Improvements, the reduction in the number of parking spaces at the Property, or the permanent, material disruption of access to the Property. Failure to give notice of Purchaser's election within such five (5) Business Day period shall be deemed an election by Purchaser to proceed to Closing.

ARTICLE 10
REMEDIES AND ADDITIONAL COVENANT

10.1    Seller Default At or Before Closing. If Seller refuses or fails, in any material respect, to perform any of its obligations or agreements hereunder when performance is required on or prior to the Closing Date, or if any of the Express Representations should be false in any material respect when made and Purchaser shall become aware of same on or prior to the Closing Date and Purchaser shall not have waived its claims with regard to same pursuant to this Agreement, then Purchaser shall give Seller written notice of such breach or default on or prior to the Closing Date and Seller shall have ten (10) Business Days from the date of receipt of such notice to cure such breach or default and the Closing Date shall be extended accordingly (but in no event beyond the Designated Closing Date without Seller's approval). If Seller fails to cure such breach or default within such ten (10) Business Day period, then Purchaser, as its sole and exclusive remedy, (i) may terminate this Agreement by notifying Seller and the Escrow Agent thereof, in which event neither party shall have any rights, duties or obligations hereunder other than the obligations and rights set forth herein that expressly survive the termination of this Agreement, and the Escrow Agent shall return the Deposit to Purchaser, (ii) may sue for specific performance of the obligations of Seller hereunder, or (iii) may waive the alleged default and proceed to Closing under this Agreement without adjustment of the Purchase Price.

10.2    Seller Breach After Closing. If any of the Express Representations should be false in any material respect when made or Seller is in breach or default of any covenant, representation or warranty under this Agreement or any document executed and delivered by Seller at Closing, and Purchaser shall first become aware of same after the Closing Date, then Purchaser shall give Seller written notice of such false Express Representation or breach or default prior to the expiration of the Survival Period and Seller shall have fifteen (15) Business Days from the date of receipt of such notice to cure such breach. If Seller fails to cure such breach within such fifteen (15) Business Day period, and the actual losses or damages sustained as a result of Seller's false Express Representations or breach or default exceeds $200,000.00, then Purchaser shall have the right to bring an action against Seller for the actual damages suffered by Purchaser due to such false Express Representation or breach or default, provided that, in no event shall Seller be liable to Purchaser for damages under this Section 10.2 in an aggregate amount in excess of Six Million Dollars ($6,000,000.00) (the “Cap”).

10.3    Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser fails to consummate the purchase of the Property if and when required to do so under the terms of this Agreement, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such failure. Consequently, if Purchaser fails to consummate the purchase of the Property on the Closing Date or fails to perform any of its other covenants hereunder in any material respect, or otherwise defaults in its obligations hereunder, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser and Escrow Agent prior to or on the Closing Date, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination. Notwithstanding the foregoing, the aforementioned liquidated damages shall not apply to the indemnity provisions attributable to Purchaser under this Agreement.

10.4    Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever (including electronic form) along with any and all test results and studies of the Property performed by or on behalf of Purchaser pursuant to Article 4 of this Agreement, excluding any confidential or proprietary information or financial modeling or attorney work product. The obligations of Purchaser under this Section 10.4 shall survive any termination of this Agreement.

ARTICLE 11
BROKERAGE COMMISSION.

11.1    Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction, except for Eastdil Secured (“Seller's Broker”) and that Seller has not taken any action which would result in any real estate broker's or finder's fees or commissions being due and payable to any party other than Seller's Broker with respect to the transactions contemplated hereby. Seller will be solely responsible for the payment of Seller's Broker's commission in accordance with the provisions of a separate agreement between Seller and Seller's Broker. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or similar party in connection with this transaction and that Purchaser has not taken any action which would result in any real estate brokerage or finder's fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

11.2    Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys' fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 11. Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 11.2 shall survive the Closing or earlier termination of this Agreement.

ARTICLE 12
NOTICES

12.1    Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.

12.2    Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by Federal Express or a similar internationally recognized overnight courier service, or (iv) by facsimile or electronic mail with a confirmation copy delivered by another method set forth in this Section 12.2. All such notices, demands, requests or other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

12.3    Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:
Avenue Associates Limited Partnership
c/o Beacon Capital Partners, LLC
200 State Street, 5th Floor
Boston, Massachusetts 02109
Attention: Matthew T. Golden, Esq.
Facsimile: (617) 457-0448
Email: mgolden@beaconcapital.com

With a copy to:	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 Attention: Jared L. Tardy, Esq. Facsimile: (617) 574-4070 Email: jtardy@goulstonstorrs.com

As to Purchaser:	Wells Real Estate Funds 6200 The Corners Parkway Norcross, GA 30092 Attention: Heather Griner Facsimile: (770) 243-8510 Email: Heather.Griner@WellsREF.com

With a copy to:	Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attn: Robert D. Bickford, Jr., Esq. Facsimile: (212) 808-7897 Email: rbickford@kelleydrye.com

As to Escrow Agent:	Commonwealth Land Title Insurance Company 1015 15th Street, NW, Suite 300 Washington, D.C. 20005 Attention: David P. Nelson Facsimile: (202) 737 4108 Email: DavidNelson@cltic.com

Either party may from time to time by written notice to the other party designate a different address or addresses for notices. Notices sent to or from an address outside of the continental United States shall be sent only by one of the methods specified in clauses (ii), (iii) or (iv) of this Section 12.3. Notices given on behalf of a party by its attorneys in the manner provided for in this Article 12 shall be considered validly given.

ARTICLE 13
ASSIGNMENT

13.1    Assignment. Except for an assignment by Purchaser as permitted pursuant to this Article, neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute subjective discretion of the party whose consent has been requested; provided, however, that, Purchaser shall have the right to assign its interest in this Agreement and delegate its duties to an affiliate, so long as such affiliate controls, is controlled by, or is under common control with Purchaser, and provided that (a) such affiliate shall assume, in writing (by execution of an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller), all of Purchaser's obligations under this Agreement, and (b) Purchaser shall not be released of any obligations under this Agreement. If Purchaser so assigns this Agreement to an affiliate, Purchaser shall, at least five (5) Business Days prior to the Designated Closing Date, give the Seller written notice of such assignment, together with a copy of the assignment and assumption agreement executed by Purchaser and the assignee.

ARTICLE 14
MISCELLANEOUS

14.1    Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

14.2    Modifications. This Agreement may not be modified except by the written agreement of the parties.

14.3    Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

14.4    Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

14.5    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.6    Controlling Law; Submission to Jurisdiction. This Agreement will be construed under, governed by and enforced in accordance with the laws of the District of Columbia (without reference to conflicts of laws principles). Any claim, action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in District of Columbia, and each of the parties hereto hereby consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom in any such claim, action, suit, or proceeding) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit, or proceeding in any such court or that any such claim, action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum. Subject to applicable law, process in any such claim, action, suit, or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, and such service shall be made by personal service made on such party or by mail sent to such party at the address set forth in this Agreement. Personal service may be made on such party's resident agent.

14.7    Exhibits. All exhibits, attachments, schedules annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.

14.8    No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

14.9    Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller's obligations to convey the Property and Purchaser's obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein; provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.

14.10    Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that TIME IS OF THE ESSENCE with respect to any date set out in this Agreement.

14.11    Business Days. “Business Day” means any day on which business is generally transacted by banks in the District of Columbia and Boston, Massachusetts. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

14.12    No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

14.13    Attorneys' Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys' fees incurred in connection with such action.

14.14    Counterparts and Acceptance of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile or PDF) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party. Acceptance, for purposes hereof, shall mean that each party is in physical possession of a fully-signed counterpart copy or original of this Agreement.

14.15    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, SELLER'S OR PURCHASER'S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE RELATED TO THE PROPERTY.

14.16    Confidentiality.

14.16.1    Except as provided otherwise in this Section 14.16, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller and Purchaser respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto. In addition, prior to Closing, both Seller and Purchaser shall keep strictly confidential this Agreement, the transactions contemplated hereby, and the terms and conditions hereof, and all matters relating thereto, as well as all information relating to the other party. Further, prior to Closing, Purchaser shall keep strictly confidential all information (including the Property Information) relating in any way to the Property or any portion thereof.

14.16.2    It is understood and agreed that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, or preclude Purchaser from sharing information relating to the Property, on a confidential basis with such party's attorneys, accountants, professional consultants, advisors, financial advisors, rating agencies, investors, or potential lenders (“Representatives”), as the case may be, or prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements (including to make any required SEC, New York Stock Exchange or other securities market filings), or any order of a court of competent jurisdiction or by a lawful, proper subpoena, in which event Purchaser shall immediately notify Seller of the circumstances purporting to require such disclosure and shall refrain from such disclosure for the maximum period of time allowed by law so that Seller may take such actions as it may deem appropriate to protect the confidential materials being sought. Nothing in this Section 14 shall prohibit or restrict Purchaser's ability to issue a press release following the Closing, reporting the acquisition of the Property, so long as such press release does not contain any reference to the Purchase Price or other economic terms hereof and is otherwise in form and content reasonably approved, in advance, by the Seller.

14.16.3    Purchaser shall indemnify and hold Seller and Seller's affiliates, employees, officers and directors harmless, and Seller shall indemnify and hold Purchaser and Purchaser's affiliates, employees, officers and directors harmless, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchaser or Seller, as the case may be, or their respective Representatives, of the provisions of Section 14.16; but this Section 14.16.3 will not entitle either Purchaser or Seller or any other person or entity, to recover consequential or incidental damages.

14.16.4    In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its Representatives in order to enforce the provisions of Section 14.16.

14.16.5    Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one year (i.e., the last complete fiscal year) with regard to the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller's books and records (including, without limitation, the general ledger and operating statements) with respect to the operation of the Property for the applicable period, and permit them to copy the same, and (ii) furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request. In addition, Seller agrees to use good faith efforts to provide to Purchaser's auditor, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. At no cost to Seller, and at the specific request of Purchaser, Seller shall cooperate reasonably with Purchaser to arrange for interviews of tenants and governmental authorities in connection with the Property.

14.16.6    Notwithstanding any other provision of this Agreement, the provisions of Section 14.16 shall survive the termination of this Agreement and the provisions of Section 14.16.1 regarding press releases or public disclosures shall survive Closing.

14.17     D.C. PROVISIONS: Soil Conditions. In accordance with the provisions of Section 42-608(b) of the District of Columbia Code, according to the “Soil Survey of District of Columbia” (prepared by the United States Department of Agriculture, Soil Conservation Service, and issued July 1976) at page 50 and map sheet 9 at the back of the publication, the condition of the soil of the Real Property is that of Urban Land. Further information concerning the characteristic of the soil and the Real Property may be obtained from a soil testing laboratory, the District of Columbia Department of Environmental Services or the Soil Conservation Service of the Department of Agriculture.

14.18    UST Notice. In accordance with the requirements of the District of Columbia Underground Storage Tank Management Act of 1990, as amended by the District of Columbia Underground Storage Tank Management Act of 1990 Amendment Act of 1992 (D.C. Code Section 8-113.1 et seq.) and the D.C. Underground Storage Tank Regulations, 20 DCMR Chapters 55-70, Seller has knowledge, and has informed Purchaser, that during Seller's ownership of the Property, no underground storage tanks were removed from the Property.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

AVENUE ASSOCIATES LIMITED PARTNERSHIP,
a District of Columbia limited partnership

By: Market Square Associates, a District of Columbia general partnership, its general partner

By: Cornerstone Market Square LLC,
a Delaware limited liability company,
a general partner

By: /s/ Matthew T. Golden
Name: Matthew T. Golden
Title: General Counsel and Managing Director

By: Cornerstone Market Square II LLC,
a Delaware limited liability company,
a general partner

By: /s/ Matthew T. Golden
Name: Matthew T. Golden
Title: General Counsel and Managing Director

PURCHASER: Wells Real Estate Investment Trust II, Inc., a Maryland corporation By: /s/ E. Nelson Mills Name: E. Nelson Mills Its: President

JOINDER
BCSP V U.S. Investments, L.P., a Delaware limited partnership, hereby joins in that certain Purchase and Sale Agreement dated as of February 22, 2011, by and between Avenue Associates Limited Partnership, a District of Columbia limited partnership (“Seller”), and Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Purchase Agreement”), for the sole purpose of guaranteeing the obligations of Seller under Section 10.2 of the Purchase Agreement, subject to the limitations set forth in Sections 5.4 and 10.2 of the Purchase Agreement, and Sections 6.7 and 6.8 of this Agreement.
BCSP V U.S. Investments, L.P., a Delaware limited partnership
By:    BCSP REIT V, Inc., a Maryland corporation, its General Partner

By:    /s/ Matthew T. Golden
Matthew T. Golden
General Counsel and Managing Director

Schedules and Exhibits

Schedules

Schedule 1.4     -    Leases and Licenses
Schedule 1.5     -    Security Deposits
Schedule 1.6     -    Contracts
Schedule 5.1.3     -     Litigation
Schedule 5.1.7(vii)     -     Monetary Defaults
Schedule 5.1.9     -     Violations of Law
Schedule 8.5.8(i)    -     Outstanding Tenant Improvements
Schedule 8.5.8(ii)    -     Leasing Commissions
Schedule 8.5.8(iii)    -     Free Rent
Exhibits

Exhibit A     -    Legal Description
Exhibit B     -     Escrow Agreement
Exhibit C     -     Form of Tenant Estoppel
Exhibit D     -     Form of Deed
Exhibit E     -     Form of Bill of Sale
Exhibit F-1    -     Form of Assignment and Assumption Agreement for Leases and Licenses
Exhibit F-2    -     Form of Assignment and Assumption Agreement for Contracts
Exhibit G     -     Form of Certificate of Non-Foreign Status
Exhibit H     -     Form of Tenant Notification Letter
Exhibit I     -    Form of Owner's Affidavit

2

EXHIBIT A
LEGAL DESCRIPTION
Parcel One (#701 Pennsylvania Avenue)
Part of Lot numbered Twenty (20) in Square numbered Four Hundred Eight (408) in a combination of lots made by Pennsylvania Avenue Development Corporation (“PADC”) and Avenue Associates Limited Partnership, as per plat recorded in Subdivision Book 182 at page 128 in the Office of the Surveyor for the District of Columbia, being former Lot numbered Twenty-one (21) in Square numbered Four Hundred Thirty-two (432) in a combination of lots made by Pennsylvania Avenue Development Corporation, as per plat recorded in Liber 177 at folio 105 in the Office of the Surveyor for the District of Columbia.
LESS AND EXCEPT those parts contained within the above property described in metes and bounds submitted to a horizontal property regime by Declaration of The Residences at Market Square East condominium recorded December 11, 1991 as Instrument No. 9100062334 among the Land Records of the District of Columbia and shown in Condominium Plat Book 40 at Page 25 in the said Surveyor's office.
TOGETHER WITH easements and other rights reserved in Deed of Easements and Covenants - Market Square Park, dated April 8, 1986 and recorded in the Office of the Recorder of Deeds for the District of Columbia on April 21, 1986 as Instrument No. 15939 as amended by Amendment to Deed of Easements - Market Square Park, dated June 13, 1988 and recorded June 24, 1988 as Instrument No. 34233 and by Second Amendment to Deed of Easements - Market Square Park dated January 29, 1990 and recorded August 8, 1990 as Instrument No. 9000043829 among the said Land Records; and
TOGETHER WITH easements and other rights created by Deed of Easement (Subsurface Improvements) dated April 8, 1986 and recorded April 21, 1986 as Instrument No. 15938 as amended by Amendment to Deed of Easement (Subsurface Improvements) dated June 13, 1988 and recorded June 24, 1988 as Instrument No. 34234 among the said Land Records.

Parcel Two (#801 Pennsylvania Avenue)
Being a portion of Lot 20 in Square 408 in a combination of lots made by Pennsylvania Avenue Development Corporation (“PADC”) and Avenue Associates Limited Partnership, recorded in Subdivision Book 182 at Page 128 among the Records of the Office of the Surveyor for the District of Columbia, being former Original Lot Seven (7), Part of former Original Lots Six (6) and Eight (8), in Square Four Hundred Eight, former Lot numbered Seventeen (17) in Square numbered Four Hundred Eight (408) in a combination of Lots made by Pennsylvania Avenue Development Corporation, as per plat recorded in Liber 177 at folio 104 in the Office of the Surveyor for the District of Columbia, and Public Alley Closed as shown on Plat of Alley Closing in Square 408 in Liber 181 at page 122 in the Office of the Surveyor for the District of Columbia.
LESS AND EXCEPT those parts contained within the above property submitted to a horizontal property regime by Declaration of The Residences at Market Square West condominium recorded July 7, 1991 as Instrument No. 9100035563 among the Land Records of the District of Columbia and shown in Condominium Plat Book 40 at Page 11 in the said Surveyor's office.)
TOGETHER WITH easements and other rights reserved in Deed of Easements and Covenants - Market Square Park, dated April 8, 1986 and recorded in the Office of the Recorder of Deeds for the District of Columbia on April 21, 1986 as Instrument No. 15939 as amended by Amendment to Deed of Easements - Market Square Park, dated June 13, 1988 and recorded June 24, 1988 as Instrument No. 34233 and by Second Amendment to Deed of Easements - Market Square Park dated January 29, 1990 and recorded August 8, 1990 as Instrument No. 9000043829 among the said Land Records; and
TOGETHER WITH easements and other rights created by Deed of Easement (Subsurface Improvements) dated April 8, 1986 and recorded April 21, 1986 as Instrument No. 15938 as amended by Amendment to Deed of Easement (Subsurface Improvements) dated June 13, 1988 and recorded June 24, 1988 as Instrument No. 34234 among the said Land Records.
NOTE: At the date hereof the portions of Lots 20 described herein are known for purposes of assessment and taxation as Lots 836 and 837 (assessed to Avenue Associates Limited Partnership) and Lot 833 - exempt from taxation-(assessed to the United States of America, - owner of part of 8th Street Closed by plat of Public Streets Closed in Liber 177 at folio 103 in the Office of the Surveyor for the District of Columbia).